THE TAIWAN FUND, INC. REVIEW
January 2007

HSBC Investments (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 2.6% in U.S. dollar terms in January. Foreign investors net bought an additional NT$ 19.0 billion in January while proprietary traders and local institutions turned net sellers, and net sold NT$ 1.2 billion and NT$ 127 million, respectively. In terms of sector performance, the technology sector declined by 0.9% and outperformed the market as a result of the drive to reduce capital which is very evident within the technology sector. The construction and paper and pulp sectors were the worst performers and ended the month down 9.2% and 8.0% respectively, as many investors sold out of these sectors to realize gains on investments. On the economic front, Taiwan’s seasonally-adjusted unemployment rate rose to 3.92% in December. Export orders reached US$ 26.4 billion in December. However, the annual growth rate for export orders fell to 7.3%, making December the only month in 2006 with single-digit growth.
Fund Performance Review:
The Fund outperformed its benchmark by 0.7% in January. Overweight positions in the packaging testing sector and the personal computer component sector contributed positively to Fund performance. Overweight positions in the handset sector and underweight positions in the operator sector negatively contributed to performance of the Fund.
Investment Strategy:
Following a strong run in December, many investors in the TAIEX sold securities in order to realize gains in January. The TAIEX almost reached the 8,000-point mark twice but could not sustain momentum. While the Taiwanese economy grew in the fourth quarter of 2006, the technology sector is entering the low season, and the economic indicators for the first quarter of 2007 seem to be slipping below investors’ original high expectations for the quarter. HSBC Investments (Taiwan) Limited (“HSBC Taiwan”), however, does not expect a significant economic correction in the first quarter of 2007. Despite poor market sentiment in the first quarter of 2007, the technology sector should see better-than-normal seasonality in the second quarter of 2007, and strong market demand is expected to pick up in the second half of 2007 as a result of introduction of Microsoft’s Vista operating system.
HSBC Taiwan’s overall strategy remains unchanged from last month. Over the next 12 months, HSBC Taiwan believes that liquidity could continue to play an important role to bring the market up further. HSBC Taiwan remains bullish on the TAIEX due to a possible technology up-cycle in 2007-2008, probable better cross-strait interaction, potential attractive valuation of securities, potential superior earnings growth and possible high dividend yields, all of which could help boost market sentiment.
The technology sector remains HBSC Taiwan’s favorite pick due to our view of a favorable technology cycle for 2007-2008. China plays may correct slightly in the near term as the China government’s austerity measures start to take effect. However, the long-term outlook for China remains positive as we expect high liquidity in China stock markets to continue. Taiwan domestic demand plays are also worth watching. Apart from the retail sector, HSBC Taiwan believes that the asset reflation story is likely to continue due to low interest rates, improving cross-strait relation and the wealth effect thanks to a strong stock market.
Total Fund Sector Allocation

	% of	% of
As of 1/31/07	Total Fund	TAIEX
Semiconductor Manufacturing	16.4	13.67
PC & Peripherals	15.0	18.14
Telecommunication	12.5	9.54
Electronic Components	9.5	3.32
Financial Services	9.4	15.73
Electronics	7.7	1.32
IC Design	6.9	3.32
Iron & Steel	3.9	2.93
TFT-LCD	3.8	4.89
Construction	2.8	1.53
Memory IC	2.4	2.54
Textiles	2.1	1.53
Paper & Pulp	2.0	0.36
Plastics	1.9	9.32
Transportation	0.7	2.08
Wholesale & Retail	0.5	0.75
Others	0	2.00
Chemicals	0	1.45
Cement	0	1.05
Electric & Machinery	0	1.00
Automobile	0	0.96
Foods	0	0.90
Rubber	0	0.62
Elec. Appliance & Cable	0	0.55
Glass & Ceramics	0	0.32
Tourism	0	0.18
Computer Service and Software	0	0.00
Biotech	0	0.00
Securities	0	0.00
Total	97.5	100.00
Cash	2.5

Technology	74.2	56.74
Non-Technology	13.9	27.53
Financial	9.4	15.73

Total Net Assets: US$313.19 Million
Top 10 Holdings of Total Fund Portfolio

As of 1/31/07	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd	5.52

Siliconware Precision Industries Co.	5.24

MediaTek, Inc.	4.61

Taiwan Semiconductor Manufacturing Co. Ltd.	4.59

D-Link Corp.	4.46

Cathay Financial Holding Co. Ltd.	3.73

Catcher Technology Co. Ltd.	3.70

Synnex Technology International Corp.	3.70

High Tech Computer Corp.	3.41

China Steel Corp.	3.00

Total	41.96

NAV: US$19.14 Price: US$18.10 Discount:-5.43%
No. of Shares: 16.4 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-2.05	-2.58	-2.58
Fiscal Year to Date (c)	10.06	16.35	16.49
One Year	10.44	14.49	19.24
Three Years	9.80	6.95	11.01
Five years	6.48	6.85	N/A
Ten Years	-0.03	-1.26	N/A
Since Inception	10.38	10.90	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Taiwan Fund Premium/Discount
01/01/1993-01/31/2007
Market Data

	As of 12/29/06	As of 01/31/07
TAIEX	7823.72	7699.64
% change in NTD terms	3.382	-1.586
% change in USD terms	2.622	-2.578
NTD Daily avg. trading volume (In Billions)	111.23	121.03
USD Daily avg. trading volume (In Billions)	3.41	3.68
NTD Market Capitalization (In Billions)	18901.99	19343.69
USD Market Capitalization (In Billions)	579.90	587.47
FX Rate: (NT$/US$)	32.5950	32.9270

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee
Deputy Fund Manager: Steven Chan